Exhibit 10 (b)
Executive
Change in Control Agreement
(Tier I)
Weyerhaeuser Company
January 1, 2007

Weyerhaeuser Company
Executive Change in Control Agreement (Tier I)
     THIS EXECUTIVE CHANGE IN CONTROL AGREEMENT (Tier I) is made and entered into by and between Weyerhaeuser Company (hereinafter referred to as the “Company”) and the undersigned (hereinafter referred to as the “Executive”).
     WHEREAS, the Board of Directors of the Company has approved the Company entering into change in control agreements with certain key executives of the Company;
WHEREAS, the Executive is a key executive of the Company;
     WHEREAS, should the possibility of a Change in Control of the Company arise, the Board believes it is imperative that the Company and the Board should be able to rely upon the Executive to continue in his position, and that the Company should be able to receive and rely upon the Executive’s advice, if requested, as to the best interests of the Company and its shareholders without concern that the Executive might be distracted by the personal uncertainties and risks created by the possibility of a Change in Control; and
     WHEREAS, should the possibility of a Change in Control arise, in addition to his regular duties, the Executive may be called upon to assist in the assessment of such possible Change in Control, advise management and the Board as to whether such Change in Control would be in the best interests of the Company and its shareholders, and to take such other actions as the Board might determine to be appropriate.
     NOW THEREFORE, to assure the Company that it will have the continued dedication of the Executive and the availability of his advice and counsel notwithstanding the possibility, threat, or occurrence of a Change in Control of the Company, and to induce the Executive to remain in the employ of the Company, and for other good and valuable consideration, the Company and the Executive agree as follows:
Article 1. Term of the Agreement
     Subject to the provisions of Article 10 hereof, this Agreement will commence on the Effective Date and shall continue in effect for three (3) full calendar years. However, at any time prior to the end of such three-year (3) period and, at any time prior to the end of any extended term, the Committee may, in its discretion, extend the term of this Agreement for any period of time up to three (3) additional years. Notwithstanding the foregoing, this Agreement is subject to annual review and may be amended or otherwise modified by the Committee in its sole discretion subsequent to such annual review provided that no Change in Control shall have occurred.
     However, in the event a Change in Control occurs during the term of this Agreement, this Agreement will remain in effect for the longer of: (i) twenty-four (24) full calendar months beyond the month in which such Change in Control occurred; (ii) until all obligations of the Company to the Executive hereunder have been fulfilled, and until all benefits required hereunder have been paid to the Executive.

Article 2. Definitions
     Whenever used in this Agreement, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
(a)	“Agreement” means this Executive Change in Control Agreement (Tier I).

(b)	“Base Salary” means the salary of record paid to the Executive as annual salary, excluding amounts received under incentive or other bonus plans, whether or not deferred.

(c)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

(d)	“Beneficiary” means the persons or entities designated or deemed designated by an Executive pursuant to Section 12.2.

(e)	“Board” means the Board of Directors of the Company.

(f)	“Cause” means Executive’s:
(i)	Willful and continued failure to perform substantially Executive’s duties with the Company after the Company delivers to Executive written demand for substantial performance specifically identifying the manner in which Executive has not substantially performed Executive’s duties;

(ii)	Conviction of a felony; or

(iii)	Willfully engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.
     For purposes of this Section 2(f), no act or omission by Executive shall be considered “willful” unless it is done or omitted in bad faith or without reasonable belief that Executive’s action or omission was in the best interests of the Company. Any act or failure to act based upon: (i) authority given pursuant to a resolution duly adopted by the Board, or (ii) advice of counsel for the Company, shall be conclusively presumed to be done or omitted to be done by Executive in good faith and in the best interests of the Company. For purposes of subsections (i) and (iii) above, Executive shall not be deemed to be terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership to the Board at a meeting called and held for such purpose (after reasonable notice is provided to Executive and Executive is given an opportunity, together with counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive is guilty of the conduct described in subsection (i) or (iii) above and specifying the particulars thereof in detail.

(g)	“Change in Control” or “CIC” of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions shall have been satisfied:
(i) Any Person, but excluding the Company and any subsidiary of the Company and any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company (collectively, “Excluded Persons”), directly or indirectly, becomes the Beneficial Owner of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities with respect to the election of directors of the Company and such ownership continues for at least a period of 30 days (with the end of such period being deemed the effective date of the CIC); or
(ii) During any 24-consecutive month period, the individuals who, at the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the Board, provided, however, that except as set forth in the following sentence, an individual who becomes a member of the Board subsequent to the beginning of the 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such period) or by prior operation of the provisions of this Section 2.4(b). Notwithstanding the proviso set forth in the preceding sentence, if any such individual initially assumes office as a result of or in connection with either an actual or threatened solicitation with respect to the election of directors (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, then such individual shall not be considered an Incumbent Director. For purposes of this Section 2.4(b), if at any time individuals who initially assumed office as a result of or in connection with an arrangement or understanding between the Company and any Person (an “Entity Designee”) constitute at least one-half of the Board, none of such Entity Designees shall be considered Incumbent Directors from that time forward; or
(iii) There is consummated:
(a) a plan of complete liquidation of the Company; or
(b) a sale or disposition of all or substantially all the Company’s assets in one or a series of related transactions; or
(c) a merger, consolidation, or reorganization of the Company or the acquisition of outstanding Common Stock and as a result of or in connection with such transaction (A) 35% or more of the outstanding Common Stock or the voting securities of the Company outstanding immediately prior thereto or the outstanding shares of common stock or the combined voting power of the outstanding voting securities of the surviving entity are owned, directly or indirectly, by any other corporation or Person other than (x) an Excluded Person or (y) a Person who is, or if such Person beneficially owned 5% or more of the outstanding Common Stock would be, eligible to report such Person’s beneficial ownership on Schedule 13G pursuant to the rules under Section 13(d) of the Exchange Act or (z) a Person that has entered into an agreement with the Company pursuant to which such Person has agreed not to acquire additional voting securities of the Company (other than pursuant to the terms of such agreement), solicit proxies with respect to the Company’s voting securities or otherwise participate in any contest relating to the election of directors of the Company, or take other actions that could result in a Change in Control of the Company; provided that this exclusion shall apply only so long as such agreement shall remain in effect, or (B) the voting securities of the Company outstanding immediately prior thereto do not immediately after such transaction continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.
(h)	“Code” means the United States Internal Revenue Code of 1986, as amended.

(i)	“Committee” means the Compensation Committee of the Board, or any other committee appointed by the Board to perform the functions of the Compensation Committee.

(j)	“Company” means Weyerhaeuser Company, a Washington corporation (including any and all subsidiaries), or any successor thereto as provided in Article 11.

(k)	“Disability” shall have the meaning ascribed to it in the Company’s Retirement Plan for Salaried Employees, or in any successor to such plan.

(l)	“Effective Date” means the date this Agreement is executed on behalf of the Company, or such other date as the Board shall designate.

(m)	“Effective Date of Termination” means the date on which a Qualifying Termination occurs which triggers the payment of Severance Benefits hereunder.

(n)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(o)	“Executive” means a key executive of the Company who has been presented with and signed this Agreement.

(p)	“Good Reason” shall mean, without the Executive’s express written consent, the occurrence of any one or more of the following events:
(i)	A material reduction in (or assignment of duties inconsistent with) the Executive’s reporting responsibilities existing immediately prior to the CIC;

(ii)	Within two (2) years following a Change in Control, and without the Executive’s consent, the Company’s requiring the Executive to be based at a location which is at least fifty (50) miles farther from the Executive’s primary residence immediately prior to a Change in Control than is such residence from the Company’s headquarters, immediately prior to a Change in Control, except for required travel on the Company’s business to an extent substantially consistent with the Executive’s business obligations as of the Effective Date;

(iii)	A reduction by the Company of the Executive’s Base Salary as in effect immediately prior to the CIC;

(iv) A material reduction in the benefit coverage in the aggregate provided to the Executive immediately prior to the CIC; provided, however, that reductions in the level of benefits coverage shall not be deemed to be “Good Reason” if the Executive’s overall benefits coverage is substantially consistent with the average level of benefits coverage of other executives who have positions commensurate with the Executive’s position at the acquiring company;

(v)	A material reduction in the Executive’s level of participation, including the Executive’s target-level opportunities, in any of the Company’s short- and/or long-term incentive compensation plans in which the Executive participates as of the Effective Date (for this purpose a material reduction shall be deemed to have occurred if the aggregate “incentive opportunities” are reduced by ten percent (10%) or more); or a material increase in the relative difficulty of the measures used to determine the payouts under such plans (as reasonably determined by the Executive) provided, however, that reductions in the levels of participation shall not be deemed to be “Good Reason” if the Executive’s reduced level of participation in each such program remains substantially consistent with the level of participation or difficulty of the measures of some or all other executives who have positions commensurate with the Executive’s position at the acquiring company; or

(vi)	The failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform this Agreement, as contemplated in Article 10.
Under this Agreement, Good Reason shall not be deemed to exist unless a “Change in Control” has occurred within the time frame described in Section 4.2.
(q)	“Non-Competition and Release Agreement” is an agreement, in substantially the form attached hereto in Annex A, executed by and between Executive and the Company as a condition to Executive’s receipt of the benefits described in Section 4.3.

(r)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d).

(s)	“Qualifying Termination” means any of the events described in Section 4.2, the occurrence of which triggers the payment of Severance Benefits under Section 4.3.

(t)	“Retirement” shall mean early or normal retirement under the Company’s Retirement Plan for Salaried Employees.

(u)	“Severance Benefits” means the Severance Benefits associated with a Qualifying Termination, as described in Section 4.3.
Article 3. Participation and Continuing Eligibility under this Agreement
     3.1 Participation. Subject to Section 3.2 , as well as the remaining terms of this Agreement, Executive shall remain eligible to receive benefits hereunder during the term of the Agreement.
     3.2 Removal from Coverage. In the event Executive’s job classification is reduced below the minimum level required for eligibility to continue to be covered by severance protection as determined at the sole discretion of the Committee, the Committee may remove the Executive from coverage under this Agreement. Such removal shall be effective three (3) months after the date the Company notifies the Executive of such removal. Removals occurring within six (6) months prior to a CIC, or within two (2) years after a CIC, shall be null and void for purposes of this Agreement.
Article 4. Severance Benefits
     4.1 Right to Severance Benefits. The Executive shall be entitled to receive from the Company Severance Benefits if
     (a) the Executive’s employment with the Company shall end for any reason specified in Section 4.2; and
     (b) the Executive is not (i) reemployed by the Company or any subsidiary or affiliate of the Company whether in a salaried, hourly, temporary or full-time capacity or, (ii) retained as a consultant or contractor by the Company or any subsidiary or affiliate of the Company, or (iii) retained as a consultant or contractor by an entity acquiring the Company, unless the reemployment or retention of such Executive has the prior written approval of the Senior Vice President, Human Resources, of the Company.
     Receipt of Severance Benefits shall disqualify the Executive from eligibility to receive any other severance benefits from the Company, including, without limitation, those under any Executive Severance Agreement between the Company and the Executive, as such agreement may be amended, supplemented or otherwise modified from time to time, or, if such agreement is no longer in effect, any successor agreement thereto.
     4.2 Qualifying Termination. The occurrence of any one or more of the following events within the six (6) full calendar month period prior to the effective date of a CIC, or within twenty-four (24) full calendar months following the effective date of a CIC of the Company shall trigger the payment of Severance Benefits to the Executive under this Agreement:
(a)	An involuntary termination of the Executive’s employment by the Company, authorized by the Company’s Senior Vice President of Human Resources, for

reasons other than for Cause, mandatory retirement under the Company’s applicable policies or the Executive’s death Disability or voluntary termination of employment without Good Reason, or a voluntary termination by the Executive for Good Reason; or

(b)	The Company or any successor company fails to assume this Agreement in accordance with the provisions of Section 11.1.
     4.3 Description of Severance Benefits. In the event that the Executive becomes entitled to receive Severance Benefits (and further contingent upon the proper execution of the Non-Competition and Release Agreement as set forth in Section 4.8), as provided in Sections 4.1 and 4.2, and subject to the cap described in Section 6.1, the Company shall pay to the Executive and provide him with the following:
(a)	An amount equal to three (3) times the highest rate of the Executive’s annualized Base Salary rate in effect at any time up to and including the Effective Date of Termination.

(b)	An amount equal to three (3) times the Executive’s target annual bonus established for the bonus plan year in which the Executive’s Effective Date of Termination occurs (or, if higher, the target annual bonus established for the bonus plan year in which the CIC occurs).

(c)	An amount equal to the Executive’s unpaid Base Salary and accrued vacation pay through the Executive’s last day of work.

(d)	An amount equal to the Executive’s unpaid targeted annual bonus, established for the plan year in which the Executive’s Effective Date of Termination occurs, multiplied by a fraction, the numerator of which is the number of days completed in the then–existing fiscal year through the Effective Date of Termination, and the denominator of which is three hundred sixty-five (365). Any payments hereunder are in lieu of any bonuses otherwise payable under the Company’s applicable annual incentive plans.

(e)	A continuation of the welfare benefits of health care, and life insurance coverage for three (3) full years after the Effective Date of Termination. These benefits shall be provided to the Executive at the same premium cost, and at the same coverage level, as in effect as of the Executive’s Effective Date of Termination. However, in the event the Company determines that substantially similar benefits are not practically able to be provided for insurance, tax or any other reason, the Company will pay the Executive a lump sum equal to $25,000 for each year of benefits coverage protection under this Section 4.3(e) then remaining, with such payment due within 75 days of the Executive’s Effective Date of Termination.
Notwithstanding any of the above, such medical benefits shall be secondary to any similar medical benefits provided by the Participant’s subsequent employer and Medicare, if applicable.

(f)	Full vesting of the Executive’s benefits under any and all supplemental retirement plans in which the Executive participates. For purposes of determining the amount of an Executive’s benefits in such plans, such benefits shall be calculated under the assumption that the Executive’s employment continued following the Effective Date of Termination for three (3) full years (i.e., three (3) additional years of age and service credits shall be added); provided, however, that for purposes of determining “final average pay” under such programs, the Executive’s actual pay history as of the effective date of termination shall be used. Payout of such amounts shall occur at the time established under such plans.

To the extent that the Executive is subject to a reduction of such benefits due to application of early retirement provisions, the three (3) additional years of age shall be incorporated in the early retirement reduction calculation so as to offset such reduction. Also, three (3) additional years of age, but not any additional service, shall be used to determine the Executive’s eligibility for early retirement benefits.

(g)	An amount equal to the value of the stock equivalents representing premiums (including any appreciation and dividend equivalents) that are forfeited under the Weyerhaeuser Company Deferred Compensation Plan, in connection with the Executive’s Qualifying Termination. If no such premiums are forfeited under the Weyerhaeuser Company Deferred Compensation Plan, then no amount shall be payable under this Section 4.3(g).
     4.4 Termination for Disability. Following a CIC of the Company, if the Executive’s employment is terminated due to Disability, no compensation or benefits shall be payable under this Agreement and the Executive shall instead receive his Base Salary through the Effective Date of Termination, at which point in time the Executive’s benefits shall be determined in accordance with the Company’s disability, and other applicable compensation and benefits plans and programs then in effect.
     4.5 Termination for Retirement or Death. Following a CIC of the Company, if the Executive’s employment is terminated by reason of his Retirement or death, no compensation or benefits shall be payable under this Agreement and the Executive’s benefits shall instead be determined in accordance with the Company’s retirement and other applicable compensation and benefits plans and programs then in effect.
     4.6 Termination for Cause or by the Executive Other Than for Good Reason or Retirement. Following a CIC of the Company, if the Executive’s employment is terminated either: (i) by the Company for Cause; or (ii) by the Executive (other than for Disability, Retirement or Death) and other than for Good Reason, no compensation or benefits shall be payable under this Agreement and the Executive’s benefits shall instead be determined in accordance with the Company’s applicable compensation and benefits plans and programs then in effect.
     4.7 Notice of Termination. Any termination by the Company or by the Executive for Good Reason under this Article 4 shall be communicated by Notice of Termination, unless the Executive is terminated for Cause in which case no Notice of Termination is required. For purposes of this

Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
     4.8 Delivery of Non-Competition and Release Agreement. The payment of Severance Benefits is conditioned on the Executive’s timely execution of the Non-Competition and Release Agreement. The Company will deliver the Non-Competition and Release Agreement when it provides a Notice of Termination to the Executive or promptly following the Company’s receipt of a Notice of Termination from the Executive. The Non-Competition and Release Agreement shall be deemed effective upon the expiration of the required waiting periods under applicable state and/or Federal laws as more specifically described therein.
     To support the enforcement of the Non-Competition and Release Agreement, the parties agree that the minimum value of the Non-Competition and Release Agreement at the time this Agreement was entered into was at least 1.5 times the Executive’s Base salary which has been built into the severance formula in Section 4.3.
     4.9 Removal from Representative Boards. In the event the terminating Executive occupies any board of directors seats solely as a Company representative, as a condition to receiving the severance set forth in Section 4.3 the Executive shall immediately resign such position upon his termination of employment with the Company, unless specifically requested in writing by the Company otherwise.
Article 5. Form and Timing of Severance Benefits
     5.1 Form and Timing of Severance Benefits. The Severance Benefits described in Sections 4.3(a), 4.3(b), 4.3(c), 4.3(d), and 4.3(g) shall be paid in cash to the Executive in a single lump sum, subject to the Non-Competition and Release Agreement referred to in Section 4.8, as soon as practicable following the Effective Date of Termination, but in no event beyond thirty (30) days from the later of the Effective Date of Termination and the successful expiration of the waiting periods described in Section 4.8.
     5.2 Withholding of Taxes. The Company shall be entitled to withhold from any amounts payable under this Agreement all taxes as legally shall be required (including, without limitation, any United States Federal taxes, and any other state, city, or local taxes).
Article 6. Gross-Up Payment
6.1 Gross-Up Payment.
(a)	In the event that the Executive becomes entitled to or receives Severance Benefits or any other payment or benefit under this Agreement, or under any other plan, agreement, or arrangement with the Company, or with any Person whose actions result in a CIC of the Company or any Person affiliated with the Company or such

Persons (each a “Payment” and, in the aggregate, the “Total Payments”) and any of the Total Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall make an additional lump-sum cash payment to the Executive (the “Gross-Up Payment”) in an amount such that the net amount retained by the Executive from the Total Payments, after deduction of (i) the Excise Tax on the Total Payments, and (ii) any Federal, state or local income or employment tax and Excise Tax imposed on the Gross-Up Payment, but before deduction for any Federal, state or local income or employment tax withholding on the Total Payments, shall be equal to the Total Payments. The Gross-Up Payment, if any, shall be made by the Company to the Executive as soon as practical following the Effective Date of Termination, but in no event beyond thirty (30) days from the later of the effective date of the CIC or the Executive’s Effective Date of Termination.;

(b)	Notwithstanding anything to the contrary in this Agreement, if any of the Total Payments would otherwise be subject to the Excise Tax and the aggregate present value of Executive’s Total Payments that are taken into account for purposes of determining whether any of the Total Payments will be subject to the Excise Tax (as determined in accordance with Section 280G of the Code) would otherwise exceed the Executive’s Cap Amount (as defined in this Section 6.1(b)) by ten thousand dollars ($10,000) or less, then the Company shall reduce the Executive’s Total Payments to the minimum amount necessary to prevent any of the Total Payments from being subject to the Excise Tax.. If the Company is required to reduce the Executive’s Total Payments pursuant to this Section 6.1(b), the Company will not be required to make a Gross-Up Payment to the Executive pursuant to Section 6.1(a) and shall first reduce the amounts otherwise payable to the Executive under Section 4.3(a), 4.3(b) or 4.3(d). If, after the Company reduces the amounts otherwise payable to the Executive under Sections 4.3(a), 4.3(b) and 4.3(d), any of the Executive’s remaining Total Payments would still be subject to the Excise Tax exceeds the Cap Amount, the Committee shall determine the manner in which the remaining Total Payments will be reduced. For purposes of this Agreement, the term “Cap Amount” means an amount equal to the Executive’s base amount (within the meaning of Section 280G of the Code), multiplied by three (3).
6.2	Determination of Amounts.

(a)	All computations and determinations called for by this Article 6 shall be made and reported in writing to the Company and the Executive by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Advisor”), and all such computations and determinations shall be conclusive and binding on the Company and the Executive. For purposes of such calculations and determinations, the Tax Advisor may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive shall furnish to the Tax Advisor such information and documents as the Tax Advisor may reasonably request in order to make their required calculations and determinations. The Company shall bear all fees and expenses charged by the Tax Advisor in connection with its services.

(b)	For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amounts of such Excise Tax:
(i)	Any payments or benefits received or to be received by the Executive in connection with a CIC of the Company or the Executive’s termination of employment (whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement with the Company, or with any Person whose actions result in a CIC of the Company or any Person affiliated with the Company or such Persons) shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) shall be treated as subject to the Excise Tax, unless in the opinion of the Tax Advisor , such payments or benefits (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G of the Code, or are otherwise not subject to the Excise Tax;

(ii)	The amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying Section 6.2(b)(i) above); and

(iii)	The value of any noncash benefits or any deferred payment or benefit shall be determined by the Tax Advisor in accordance with the principles of Sections 280G of the Code.
(c)	For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the Effective Date of Termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.
     6.3 Notice and Contest of Claims. The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the later of either: (i) the date the Executive has actual knowledge of such claim, or (ii) the date that the Internal Revenue Service issues to the Executive either a written report proposing imposition of the Excise Tax or a statutory notice of deficiency with respect thereto, and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
(a)	Give the Company any information reasonably requested by the Company relating to such claim;

(b)	Take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(c)	Cooperate with the Company in good faith in order effectively to contest such claim; and

(d)	Permit the Company to participate in any proceedings relating to such claims.
     Provided, however, that the Company shall directly bear and pay all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation of the foregoing provisions of this Section 6.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim.
          If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 6, the Executive becomes entitled to receive any refund with respect to such claim due to an overpayment of any Excise Tax or income tax, including interest and penalties with respect thereto, the Executive shall (subject to the Company’s complying with the requirements of this Section 6.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to this Article 6, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
Article 7. The Company’s Payment Obligation
     7.1 Payment Obligations Absolute. Except as provided in this Section 7 and Section 8, the Company’s obligation to make the payments and the arrangements provided for hereof shall be absolute and unconditional, and shall not be affected by any circumstances, including, without limitation, any offset, counterclaim, recoupment, defense, or other right which the Company may have against the Executive or anyone else. All amounts payable by the Company hereunder shall be paid without notice or demand. Except as provided in this Section 7 and Section 8, each and every payment made hereunder by the Company shall be final, and the Company shall not seek to recover all or any part of such payment from Executives or from whomsoever may be entitled thereto, for any reasons whatsoever.
     The Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligations to make the payments and arrangements required to be made under this Agreement.
     7.2 Contractual Rights to Benefits. Subject to Section 3.2, this Agreement establishes and vests in the Executive a contractual right to the benefits to which he may become entitled hereunder. However, nothing herein contained shall require or be deemed to require, or prohibit or be deemed to prohibit, the Company to segregate, earmark, or otherwise set aside any funds or other assets, in trust or otherwise, to provide for any payments to be made or required hereunder.
Article 8. Dispute Resolution
     8.1 Claims Procedure. The Executive may file a written claim with the Company’s Senior Vice President of Human Resources, who shall consider such claim and notify the Executive in writing of his or her decision with respect thereto within ninety (90) days (or within such longer period not to exceed one hundred eighty (180) days, as the Senior Vice President of Human Resources determines is necessary to review the claim, provided that the Senior Vice President of Human Resources notifies the Executive in writing of the extension within the original ninety (90) day period). If the claim is denied, in whole or in part, the Executive may appeal such denial to the Committee, provided the Executive does so in writing within sixty (60) days of receiving the determination by the Senior Vice President of Human Resources. The Committee shall consider the appeal and notify the Executive in writing of its decision with respect thereto within sixty (60) days (or within such longer period not to exceed one hundred twenty (120) days as the Committee determines is necessary to review the appeal, provided that the Committee notifies the Executive in writing of the extension within the original sixty (60) day period).
     8.2 Finality of Determination. The determination of the Committee with respect to any question arising out of or in connection with the administration, interpretation, and application of the Plan shall be final, binding, and conclusive upon all persons and shall be given the greatest deference permitted by law.
Article 9. Outplacement Assistance
     Following a Qualifying Termination (as described in Section 4.2) the Executive shall be reimbursed by the Company for the costs of all outplacement services incurred by the Executive within the two (2) year period after the Effective Date of Termination; provided, however, that the total reimbursement shall be limited to twenty thousand dollars ($20,000).

     Article 10. Section 409A.
     Notwithstanding anything to the contrary in this Agreement, to the extent the Executive is treated as a “specified employee” within the meaning of Section 409A of the Code (“Section 409A”), any Severance Benefits payable in cash (as described in Section 5.1) and due to the Executive on or within the six-month period following the Executive’s actual termination date will accrue during such six-month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of the Executive’s actual termination; provided, however, that such payments will be paid earlier, at the times and on the terms set forth in the applicable provisions of this Agreement, if the Company reasonably determines that the imposition of additional tax under section 409A will not apply to an earlier payment of such payments. In addition, this Agreement will be deemed amended to the extent necessary to avoid imposition of any additional tax or income recognition prior to actual payment to the Executive under Section 409A and any temporary or final Treasury regulations and guidance promulgated thereunder and the parties agree to cooperate with each other and to take reasonably necessary steps in this regard.
Article 11. Successors and Assignment
     11.1 Successors to the Company. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) of all or substantially all of the business and/or assets of the Company or of any division or subsidiary thereof to expressly assume and agree to perform the Company’s obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effective date of any such succession shall be a material breach of this Agreement and shall entitle the Executive to compensation from the Company in the same amount and on the same terms as he would be entitled to hereunder if he had terminated his employment with the Company voluntarily for Good Reason. Except for the purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Effective Date of Termination.
     11.2 Assignment by the Executive. This Agreement shall inure to the benefit of and be enforceable by each Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive dies while any amount would still be payable to him hereunder had he continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement, to the Executive’s Beneficiary. If the Executive has not named a Beneficiary, then such amounts shall be paid to the Executive’s devisee, legatee, or other designee, or if there is no such designee, to the Executive’s estate.
Article 12. Miscellaneous

     12.1 Employment Status. Except as may be provided under any other agreement between the Executive and the Company, the employment of the Executive by the Company is “at will,” and, prior to the effective date of a CIC, may be terminated by either the Executive or the Company at any time, subject to applicable law.
     12.2 Beneficiaries. The Executive may designate one or more persons or entities as the primary and contingent Beneficiaries of any Severance Benefits owing to the Executive under this Agreement. Such designation must be in the form of a signed writing acceptable to the Committee and pursuant to such other procedures as the Committee may decide. If no such designation is on file with the Company at the time of the Executive’s death, or if no designated Beneficiaries survive the Executive for more than 14 days, any Severance Benefits owing to the Executive under this Agreement shall be paid to the Executive’s estate.
     12.3 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular, and the singular shall include the plural.
     12.4 Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included. Further, the captions of this Agreement are not part of the provisions hereof and shall have no force and effect.
     12.5 Modification. Except as provided in Article 1 and Section 3.2, no provision of this Agreement may be modified, waived, or discharged following a CIC unless such modification, waiver, or discharge is agreed to in writing and signed by the Executive and by an authorized member of the Committee, or by the respective parties’ legal representatives and successors.
     12.6 Effect of Agreement. This Agreement shall completely supercede and replace any and all portions of any contracts, plans, provisions, or practices pertaining to severance entitlements owing to the Executive from the Company other than the Executive Severance Agreement between the Company and the Executive, and is in lieu of any notice requirement, policy or practice. Without limiting the generality of the proceeding sentence, the Executive’s potential rights to severance pay, benefits and notice under the Weyerhaeuser Company Severance Pay Plan following a CIC shall be completely replaced and superceded by this Agreement. As such, the Severance Benefits described herein shall serve as the Executive’s sole recourse with respect to termination of employment by the Company following a CIC. In addition, Severance Benefits shall not be counted as “compensation,” or any equivalent term, for purposes of determining benefits under other agreements, plans, provisions, or practices owing to the Executive from the Company, except to the extent expressly provided therein. Except as otherwise specifically provided for in this Agreement, a Participant’s rights under all such agreements, plans, provisions, and practices continue to be subject to the respective terms and conditions thereof.
     12.7 Applicable Law. To the extent not preempted by the laws of the United States, the laws of the state of Washington shall be the controlling law in all matters relating to this Agreement.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the dates appearing below.

Weyerhaeuser Company	Executive

By:	By:
Its:	Name:
Date:	Date: